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                     [LETTERHEAD OF SKADDEN, ARPS ET AL.]


                             November 4, 1998



Board of Directors
Tenet Healthcare Corporation
3820 State Street
Santa Barbara, California  93105

      Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

      We have acted as special counsel to Tenet Healthcare Corporation, a Nevada Corporation, (the "Company") in connection with the preparation of a Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on September 24, 1998, as amended to date (the "Registration Statement"), with respect to an offer (the "Exchange Offer") by the Company to the holders of $350,000,000 aggregate principal amount of its 7 5/8% Senior Notes due 2008 and $1,005,000,000 aggregate principal amount of its 8 1/8% Senior Subordinated Notes due 2008 (collectively the "Series A Notes") to issue and deliver to such holders, in exchange for any and all of the Series A Notes, a like principal amount of notes (the "Series B Notes" and, together with the Series A Notes, the "Notes") identical to the Series A Notes in all material respects, except that the such Series B Notes will be registered under the Securities Act, not have restrictions on transfer, and not be entitled to liquidated damages related to failures to register the Notes under the Securities Act.

      Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Registration Statement.


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Tenet Healthcare Corporation
November 4, 1998
Page 2


      We hereby confirm that, although the discussion set forth in the Registration Statement under the heading "Material Federal Income Tax Consequences" does not purport to discuss all possible United States Federal income tax consequences applicable to the Exchange Offer, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States Federal income tax consequences generally applicable to a holder of Series A Notes who participates in the Exchange Offer, based upon current law. There can be no assurances that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.

      We hereby consent to the use of this opinion in connection with the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                   Very truly yours,


                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP